Amendment to Employment Agreement

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment") is made and entered into effective as of April 3, 2020 (the "Amendment Effective Date"), by and between Aviat Networks, Inc. (the "Company"), and Eric Chang (the "Executive" and, together with the Company, the "Parties").

Whereas, the Company and Executive entered into an Employment Agreement (the "Agreement") dated as of January 19, 2016 and amended on June 20, 2018.

Whereas, the Executive's Fiscal Year 2020 AlP ("Annual Incentive Plan") and LTIP ("Long Term Incentive Plan) percentages were previously increased by the Compensation Committee of the Company's Board of Directors from 40% to 50% on August 21, 2019, and

Whereas, the Parties desire to amend Paragraphs 1 and 3(a) of the Agreement in the manner reflected herein, and

Now therefore, in consideration of the premises and mutual covenants and conditions herein, the Parties, intending to be legally bound, hereby agree as follows, effective as of the Amendment Effective Date:

1. Position and Duties. Paragraph 1 of the Agreement is hereby deleted in its entirety with the following (with all capitalized terms having the meaning originally ascribed thereto in the Agreement):

“1. Position and Duties. You will be employed by the Company as Senior Vice President, Chief Finance Officer and Principal Accounting Officer reporting to the Chief Executive Officer. This position will be based at our location in Milpitas, California. You accept full-time employment with the Company on the terms and conditions set forth in this Agreement and any subsequent amendments, and you agree during your employment not to engage in any business, other employment or other activities which would conflict with your obligations to the Company or create an actual or the appearance of a conflict of interest with the Company’s interest or your employment relationship with the Company.”

2. Compensation. Paragraph 3(a) of the Agreement is hereby deleted and replaced in its entirety with the following (with all capitalized terms having the meaning originally ascribed thereto in the Agreement):

"(a) Salary. Effective on of July 4, 2020, you will be paid a monthly base salary of $25,000.00 ($300,000.00 per year), less applicable withholding, in accordance with the Company's normal payroll procedures and applicable law. In conjunction with your annual performance review, which will occur at or about the start of each fiscal year (currently July 1st) your base salary will be reviewed by the Board, and may be subject to adjustment based upon various factors including, but not limited to, your performance and the Company's profitability. Your base salary will not be reduced except as part of a salary reduction program that similarly affects all members of the executive staff reporting to the Chief Executive Officer of the Company."

3. Ratification. All terms and provisions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the date of this Amendment, all references to the term "Agreement" in this Amendment or the original Agreement, as previously amended, shall include the terms contained in this Amendment.

IN WITNESS WHEREOF, the Parties have entered into this Amendment.
Aviat Networks, Inc.         Executive
By: ______s/ Pete Smith____________        By: __/s/ Eric Chang___________
Pete Smith        Eric Chang
President & CEO        CFO, Principal Accounting Officer